Exhibit 23.3

AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3ASR of Golden Star Resources Ltd. (the “Company”) of our report dated March 13, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

CHARTERED ACCOUNTANTS

Vancouver, BC, Canada

December 21, 2007